EXHIBIT 99.3

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 21, 2015

MEDBOX, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-54928	45-3992444
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
8439 West Sunset Blvd., Suite 101
West Hollywood, CA 90069
(Address of principal executive offices) (zip code)

(800)-762-1452
(Registrant’s telephone number, including area code)

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On or about January 9, 2015, PVM International, Inc., Vincent Chase, Inc., and Vincent Mehdizadeh, in his individual capacity, (collectively the “VM Parties”) jointly executed that certain “Action by Written Consent of the Stockholders of Medbox, Inc.” (the “Written Consent”) seeking to appoint four successor directors to Medbox, Inc’s (the “Company”) board of directors (the “Board”) as of January 29, 2015.

On January 16, 2015, the Company filed a complaint in Los Angeles Superior Court disputing the legal effectiveness of the Written Consent (the “Complaint”).

On January 21, 2015, the Company, P. Vincent Mehdizadeh, PVM International, Inc., (“PVM”), and Vincent Chase, Incorporated, (“VC”) entered into an agreement pursuant to which (1) the VM Parties acknowledged that the Written Consent was cancelled and withdrawn, (2) the parties agreed to enter into a Voting Agreement to vote in favor of and to not remove directors Ned L. Siegel (“Siegel”), Mitch Lowe (“Lowe”), Jennifer Love (“Love”) and Guy Marsala (“Marsala”) for a period of 12 months (the “Voting Agreement”), (3) the Company would dismiss the Complaint with prejudice, (4) the Board would meet with Mr. Mehdizadeh on specified dates during the term of the agreement to discuss and to hear matters of interest or concern of Mr. Mehdizadeh, as a stockholder of the Company (the “Agreement”). Each of the directors of the Company are also parties to the Voting Agreement.

Pursuant to the terms of the Agreement, the VM Parties may on or before January 25, 2015, present a term sheet to the Company from an accredited investor to invest in not less than $1,000,000 in restricted common stock of the Company on terms as reasonably agreed to by the Board (the “Private Placement”). In addition, either as part of the closing of the Private Placement or otherwise at the request of Mr. Mehdizadeh, Mr. Mehdizadeh shall have the right to appoint a person nominated by Mr. Mehdizadeh with industry experience and reasonably acceptable to the Board as the fifth director of the Company.

The foregoing is a summary only and does not purport to be a complete description of all of the terms, provisions, covenants, and agreements contained in the Agreement or the Voting Agreement, and is subject to and qualified in its entirety by reference to the Agreement and the Voting Agreement attached to this Current Report on Form 8-K as exhibits 10.1 and 10.2 respectively.

The Company issued a press release, which is attached hereto as Exhibit 99.1, announcing entry into the Agreement and Voting Agreement.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Agreement, dated January 21, 2015 among the Company and the VM Parties
10.2	Voting Agreement, dated January 21, 2015 among the Company, the VM Parties, Siegel, Lowe, Love and Marsala
99.1	Press Release, dated January 26, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MEDBOX, INC.

Dated: January 26, 2015	By:	/s/ Guy Marsala
	Name:	Guy Marsala
	Title:	Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Agreement, dated January 21, 2015 among the Company and the VM Parties
10.2	Voting Agreement, dated January 21, 2015 among the Company, the VM Parties, Siegel, Lowe, Love and Marsala
99.1	Press Release, dated January 26, 2015

Exhibit 10.1

AGREEMENT

This Agreement (the "Agreement"), made as of January 21, 2015, by and among Medbox, Inc., a Nevada corporation (“Medbox”), P. Vincent Mehdizadeh (“VM”), an individual, PVM International, Inc., a California corporation (“PVM”), Vincent Chase, Incorporated, a California corporation (“VC”) (VM, PVM and VC are sometimes collectively referred to herein as the “VM Group”).

RECITALS

A. Each of the VM Group are shareholders of Medbox;

B. On January 9, 2015, the VM Group filed a Form 14C (the “Form 14C”) with the Securities Exchange Commission, which included a shareholder written consent executed by the VM Group (the “Consent”) seeking the appointment of 4 new successor directors specified therein;

C. Medbox disputes the legal effectiveness of the Consent and filed a complaint in the matter entitled, Medbox, Inc. v. P. Vincent Mehdizadeh et. al., LASC No. BC569755 (the “Complaint”) challenging the Consent;

D. Medbox and the VM Group now desire to resolve their differences in the best interests of Medbox on the terms and conditions set forth in this Agreement.

AGREEMENT

The parties agree as follows:

1.          Cancellation of the Consent. Effective on the date of this Agreement, the VM Group hereby cancels and withdraws the Consent, and authorizes Medbox to disclose to the Securities Exchange Commission and its shareholders on Form 8k, or as otherwise appropriate, that the Consent has been cancelled and withdrawn. The VM Group will execute and deliver to Medbox any additional documents reasonably requested by Medbox to more fully give effect to the cancellation of the Consent.

2.          Voting Agreement. Concurrently upon execution of this Agreement, Medbox and the VM Group shall, and Medbox shall cause Ned L. Siegel (“Siegel”), Mitch Lowe (“Lowe”), Jennifer Love (“Love”) and Guy Marsala (“Marsala”) (collectively, the “Board”) to execute and deliver to each other a Voting Agreement in the form attached hereto as Exhibit A providing, for a period commencing on the date of the Voting Agreement and ending 12 months later (the “Voting Agreement Term”), that (i) each of the parties to the Voting Agreement shall vote in favor of appointment or election of each of Siegel, Lowe, Love and Marsala as directors of Medbox, whether by written consent or at any annual or special meeting called for the purpose of removing or electing directors and (ii) the VM Group shall not take any action to remove any of Siegel, Lowe, Love or Marsala as a director of Medbox, add any other director to the Board or otherwise change the composition or structure of the Board. After termination of the Voting Agreement Term, such prohibitions and voting requirements shall have no further force or effect.

3.          Dismissal of Complaint. Within two business days of confirmation that VM Group has completed the actions required in Section 1(a) of this Agreement and the Voting Agreement has been executed and delivered by the VM Group, Medbox agrees to files a dismissal in the form attached hereto as Exhibit B.

4.          Presentation of Equity Term Sheet and Appointment of Fifth Director. On or before 5:00 p.m. pacific standard time on January 25, 2015, the VM Group shall deliver to the Board a written summary of terms from an accredited investor selected by the VM Group providing for the investment of not less than $1,000,000 in restricted common stock to be issued by Medbox in a private placement, at a modest discount to the market price of Medbox’s common stock, all on terms as reasonably agreed to by the Board (the “Term Sheet”). Concurrently with closing of the transactions contemplated by the Term Sheet, Medbox shall cause Siegel, Lowe, Love and Marsala, in their capacities as directors of Medbox, to vote to appoint a person nominated by VM with industry experience and reasonably acceptable to the Board as the fifth director of Medbox (“Fifth Director”); provided that if the transaction contemplated by the Term Sheet does not close, Medbox shall nonetheless cause Siegel, Lowe, Love and Marsala, in their capacities as directors of Medbox, to appoint a person nominated by VM and reasonably acceptable to the Board as the Fifth Director.

5.          Consulting Arrangements and Contact with Staff. VM confirms that all prior consulting agreements or similar arrangements between him and Medbox or any of its subsidiaries have been terminated, and that for a period commencing on the date of this Agreement and terminating upon the end of the Voting Agreement Term, VM will not (i) seek or purport to act on behalf of Medbox or any subsidiary as a consultant, agent, or otherwise or (ii) except as authorized by the Board or this Agreement, contact or interfere with any Medbox employees, consultants, directors or shareholders, whether on or off Medbox’s premises and whether in person, by mail, email, Edgar filings, the internet, press releases, other form of public announcements, or in any other manner. Notwithstanding this Section, VM Group shall be permitted to have a supervised visit at Medbox’s headquarters where they can gather personal belongings and make copies of files for the purpose of compiling a financial summary prepared by an accounting firm to disclose to Medbox and Medbox’s financial consulting firm for assistance with its investigation of the 2012, 2013 and 2014 financial statements. VM Group will also be allowed to provide to Medbox an operations summary to assist current management in running the business.

6.          Board Consultations with VM. During the Voting Agreement Term, Medbox shall cause one or more of its directors, initially Siegel, to meet and confer in good faith with VM not less infrequently than semi-monthly (or on a different frequency as mutually agreed by Medbox and VM) to hear and discuss any matters of interest or concern of VM, as a shareholder of Medbox. These matters shall initially include, but are not limited to (i) adequacy of Medbox’s staffing, (ii) implementation of new consulting arrangements related to executed amendments to client consulting agreements previously agreed to by Medbox but not yet tendered to clients as promised, to ensure client satisfaction and (iii) Medbox’s completion of its evaluation, through Singer Lewak, of its prior period financial reporting.

7.          Confidentiality. Each of the VM Group agrees and understands that he or it may, during the course of Board consultations as contemplated by Section 6, receive material non-public or otherwise confidential information regarding the affairs of Medbox, including, but not limited to, financial information, business and marketing plans, strategies, technical information, intellectual property, financing, leases, business policies and practices, and other forms of information considered by Medbox to be confidential. Each of the VM Group agrees to keep such information confidential and will not use or disclose such information, either directly or indirectly, to any third person without the prior written consent of Medbox; provided, however, that (i) the VM Group shall have no such obligation to the extent such information is or becomes publicly known other than as a result of any of the VM Group’s breach of this Section, and (ii) any of the VM Group may, after giving prior written notice to Medbox to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. While any of the VM Group is in possession of material non-public information about Medbox, each member of the VM Group shall refrain from participating in any trading activity of any security of Medbox in any manner that would violate applicable state or federal securities laws.

8.          Termination of Agreement.

(a) Termination by VM Group. The VM Group may terminate this Agreement by giving written notice to Medbox of any of the following matters:

(i) Medbox shall have failed to dismiss the Complaint as required by Section 3; or

(ii) the Fifth Director shall not have been timely appointed as provided in Section 4, and such failure remains un-remedied for a period of 5 days following such notice; or

(iii) Medbox fails or refuses to comply with its obligations under Section 6, and such failure or refusal remains un-remedied for a period of 5 days following such notice.

(b) Termination by Medbox. Medbox may terminate this Agreement by giving written notice to the VM Group of any of the following matters:

(i) the VM Group shall have failed to timely comply with Section 1; or

(ii) the Voting Agreement shall not have been timely and fully executed and delivered by each of the VM Group as specified in Section 2; or

(iii) the VM Group shall not have timely delivered the Term Sheet as contemplated by Section 4, and such failure remains un-remedied for a period of 5 days following such notice; or

(iv) VM fails or refuses to comply with his obligations under Section 5.

(c) Effect of Termination; Remedies. Upon termination of this Agreement, in addition to all rights and remedies afforded under applicable law, the aggrieved party shall be relieved of any further obligations under this Agreement and, in the appropriate case, seek injunction relief without having to prove damages or paying a bond. Notwithstanding the foregoing, the Voting Agreement and the provisions of Sections 5, 7 and 9 shall survive termination of this Agreement.

9.          Miscellaneous.

9.1           Press Releases. Medbox shall have the sole right to issue one or more press releases with respect to the execution of this Agreement and the Voting Agreement, taking into consideration the reasonable comments of the VM Group; provided that in any event (i) Medbox is not obligated to accept any comments that it believes in good faith would cause the press releases to be materially false or misleading and (ii) this Section shall not operate to prevent Medbox from timely making any public announcements necessary to comply with applicable securities laws or the rules of any exchange. Drafts of the proposed press release and related Form 8k with respect to this Agreement are attached hereto as Exhibit C.

9.2          Entire Agreement. This Agreement, and the agreements executed in connection with this Agreement, set forth the entire agreement and understanding concerning the subject matter hereof, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matters hereof. This is an integrated document.

9.3           Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

9.4          Construction. Each party has cooperated in the drafting and preparation of this Agreement and consulted with their respective legal counsel. Hence, in any construction to be made of this Agreement, the same shall not be construed against any party on the basis that the party was the drafter.

9.5          Waiver. No waiver of any breach of any term or provisions of this Agreement shall be construed to be, nor shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

9.6          Headings. The descriptive headings of the several Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

9.7          Amendment, Modification and Waiver. This Agreement and its provisions may not be amended, modified or waived except in a writing signed by the parties.

9.8           Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto.

9.9          Further Assurances. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms.

Medbox, Inc.

By:	/s/ Guy Marsala
Title: Chief Executive Officer

PVM International, Inc.

By:	/s/ P. Vincent Mehdizadeh
Title: Chief Executive Officer

Vincent Chase, Inc.

By:	/s/ P. Vincent Mehdizadeh
Title: Chief Executive Officer

/s/ P. Vincent Mehdizadeh
P. Vincent Mehdizadeh

EXHIBIT A

VOTING AGREEMENT

EXHIBIT B

FORM OF DISMISSAL

EXHIBIT C

DRAFTS OF PRESS RELEASE AND 8K

Exhibit 10.2

VOTING AGREEMENT

This Voting Agreement (this “Agreement”) is made and entered into as of January 21, 2015, by and among Medbox, Inc., a Nevada corporation (the “Company”), P. Vincent Mehdizadeh (“VM”), an individual, PVM International, Inc., a California corporation (“PVM”), and Vincent Chase, Incorporated, a California corporation (“VC”) (VM, PVM and VC are sometimes collectively referred to herein as the “VM Group”) and Ned L. Siegel (“Siegel”), Mitch Lowe (“Lowe”), Jennifer Love (“Love”) and Guy Marsala (“Marsala”, and collectively with Siegel, Lowe, and Love, the “SLLM Group”). The VM Group, the SLLM Group and the Company are together sometimes referred to herein as the “Parties”).

Recitals

Each member of the VM Group are the beneficial holders of the Company’s preferred and/or common stock (all such stock referred herein together as the “VM Stock”) and have voting control over the VM Stock;

Each member of the SLLM Group are beneficial holders of the Company’s common stock (all such stock referred herein together as the “SLLM Stock”) and have voting control over the SLLM Stock;

In connection with and as a condition to that certain Agreement, dated on the date hereof, amongst certain of the Parties, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree, as follows:

1.	VOTING.

1.1           VM Stock and SLLM Stock.

(a)           Each of the VM Group agree to hold all shares of the VM Stock registered in their respective names or beneficially owned by them as of the date hereof subject to, and to vote VM Stock in accordance with, the provisions of this Agreement.

(b)           Each of the VM Group further agree that any and all other securities of the Company legally or beneficially acquired by each of them after the date hereof shall constitute and be included as “VM Stock” from and after the time of acquisition under the terms of this Agreement and shall be voted by the VM Group in accordance with the provisions of this Agreement.

(c)           Each of the SLLM Group agree to hold all shares of the SLLM Stock registered in their respective names or beneficially owned by them as of the date hereof subject to, and to vote SLLM Stock in accordance with, the provisions of this Agreement.

(d)           Each of the SLLM Group further agree that any and all other securities of the Company legally or beneficially acquired by each of them after the date hereof shall constitute and be included as “SLLM Stock” from and after the time of acquisition under the terms of this Agreement and shall be voted by the SLLM Group in accordance with the provisions of this Agreement.

1.2           Manner of Voting. Each of the VM Group and the SLLM Group agree to execute any written consents required to perform the obligations of this Agreement.

1.3           Board Size. At all annual or special meetings of the stockholders of the Company following the date hereof, each of the VM Group and the SLLM Group shall vote all of their respective VM Stock and SLLM Stock held by them, respectively (or the holders thereof shall consent pursuant to an action by written consent of the stockholders of the Company) so as to ensure that the size of the Company’s Board of Directors (the “Board”) shall be five (5) directors (each a “Director” and, collectively, the “Directors”).

1.4           Election of Directors. On all matters relating to the election or appointment of the Directors, each of the VM Group and the SLLM Group agree to vote all shares of VM Stock and SLLM Stock held by them, respectively, (or the holders thereof shall consent pursuant to an action by written consent of the stockholders of the Company) so as to elect members of the Board as follows:

(a)           At each election of the Directors in which the stockholders of the Company are entitled to elect members of the Board, including at any annual meeting or special meeting of the stockholders, each member of the VM Group shall vote all of their respective VM Stock so as to elect or appoint Siegel, Lowe, Love and Marsala as members of the Board, and each member of the SLLM Group shall vote all of their respective SLLM Stock so as to elect or appoint Siegel, Lowe, Love and Marsala as members of the Board. No member of the VM Group or the SLLM Group shall, at any time or for any reason, vote, consent, or take any action to remove any of Siegel, Lowe, Love or Marsala from the Board or vote, consent or take any action to add any other director to the Board or to otherwise change the composition or structure of the Board, other than as set forth in any written agreement to which the members of the VM Group and the Company are parties. With regard to any vote taken to fill any vacancy created by the resignation, removal or death of a Director elected pursuant to this Section 1.4(a), each member of the VM Group and each member of the SLLM Group shall vote (or the members of such groups shall consent pursuant to an action by written consent of the stockholders of the Company) for only those nominees selected by the Board to fill the vacancy.

1.5           Successors. The provisions of this Agreement shall be binding upon the successors in interest to any members of the VM Group and the SLLM Group. The Company shall not permit the transfer more than 10% of the VM Stock (including as a result of a series of related transactions to the same parties) on its books or issue a new certificate representing any members of the VM Stock unless and until the Person or Persons to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such Person or Persons become a party to this Agreement and agree to be bound by all the provisions hereof as if such Person or Persons were included in the VM Group.

1.6           Acknowledgements. As a result of this Agreement, the Parties concur and acknowledge that the Directors have been appointed by the shareholders for purposes of any applicable Nevada law or the Company’s bylaws.

1.7            Waiver Of Defenses; Service Of Process. In the event that, for any reason or no reason, whether alleged breach or otherwise, VM Group violates this Agreement, VM Group waives all defenses and stipulates to the granting of an injunction enforcing the terms of this Agreement and hereby acknowledges acceptance of service of the complaint against VM Group filed by the Company in the Superior Court for the State of California in the County of Los Angeles for declaratory relief and violation of Business and Professions Code Sections 17200 et seq.

2.	REMEDIES; TERMINATION.

2.1           Irrevocable Proxy. Each of VM, PVM and VC (each a “VM Party”) hereby appoints Guy Marsala (or in the event that Mr. Marsala is unavailable, Mitch Lowe or such other person that may be appointed by the Board), with full power of substitution, for purposes of any applicable Nevada law or the Medbox bylaws, as the proxy of such VM Party with respect to the matters set forth in this Agreement, including without limitation, election of persons as members of the Board in accordance with Section 1.4 hereof, and hereby authorizes him to represent and to vote all of such VM Party’s shares of VMS Stock in favor of the election of persons as members of the Board determined pursuant to and in accordance with the terms and provisions of Section 1.4 this Agreement. The proxy granted pursuant to the immediately preceding sentence is given in consideration of the agreements and covenants of the Parties in connection with the transactions contemplated by this Agreement and, as such, is coupled with an interest and shall be irrevocable unless and until this Agreement terminates pursuant to Section 2.3 hereof. Each VM Party shall not hereafter, unless and until this Agreement terminates or expires pursuant to Section 2.3 hereof, grant any other proxy or power of attorney with respect to any of the VM Stock, deposit any of the VM Stock into a voting trust or enter into any agreement (other than this Agreement), arrangement or understanding with any person, directly or indirectly, to vote, grant any proxy or give instructions with respect to the voting of any of the VM Stock, in each case, with respect to any of the matters set forth herein. This proxy shall be limited to voting authority for the purpose of electing the parties referenced herein and shall only be used for that purpose during the term of this Agreement.

2.2           Remedies Cumulative. All remedies, either under this Agreement or by law or otherwise afforded to any Party, shall be cumulative and not alternative.

2.3           Termination. This Agreement shall continue in full force and effect from the date hereof through the date that is twelve (12) months from the date hereof and is not terminable for any reason prior to such date; provided that this Agreement shall terminate if all of the SLLM Group shall have resigned.

3.	MISCELLANEOUS.

3.1           Ownership. Each member of the VM Group represents and warrants to the Company that (a) such VM Party now owns the VM Stock, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such VM Party has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such VM Party enforceable in accordance with its terms.

3.2           Further Action. Each VM Party or the personal representative thereof and each SLLM Party shall do all things and execute and deliver all documents as may be necessary or as may be requested by the Company to effect the terms of this Agreement.

3.3           Specific Performance. The Parties hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable, and the Parties waive any requirement to have any other Party obtain any bond in connection with the same. If any Party or his or her heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any Person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such Person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.

3.4           Governing Law; Consent to Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of California, without regard to its principles of conflicts of laws.  Each of the parties hereto irrevocably submits to the exclusive jurisdiction of the courts of the State of California for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Agreement and the transactions contemplated hereby.  Service of process in connection with any such suit, action or proceeding may be served on each Party anywhere in the world by the same methods as are specified for the giving of notices under this Agreement.  Each of the Parties irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court.  Each Party irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

3.5           Waiver of Jury Trial. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO REQUEST A TRIAL BY JURY IN ANY LITIGATION WITH RESPECT TO THIS AGREEMENT AND REPRESENTS THAT COUNSEL HAS BEEN CONSULTED SPECIFICALLY AS TO THIS WAIVER.

3.6           Amendment or Waiver. This Agreement and its provisions may not be amended, modified or waived except in a writing signed by the Parties.

3.7           Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

3.8           Successors. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective heirs, successors, assigns, administrators, executors and other legal representatives.

3.9           Assignment. This Agreement is not assignable by any Party.

3.10           Waiver. No waivers of any breach of this Agreement extended by any Party to any other Party shall be construed as a waiver of any rights or remedies of any other Party or with respect to any subsequent breach.

3.11           Notices. Any notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.

3.12           Entire Agreement. This Agreement, along with the settlement agreement and all other related documents, consents and agreements, constitute the full and entire understanding and agreement between the Parties with regard to the subjects hereof and thereof and no party shall be liable or bound to any other in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein and therein. Notwithstanding the foregoing, this Section 3.12 shall not apply with regard to any agreements to which any Director is a party with the Company or with any member of the VM Group.

3.13           Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, and all of which together shall constitute one and the same agreement. This Agreement may be executed by facsimile, PDF or TIF signatures.

Signatures on the Following Pages

The parties hereto have executed this Voting Agreement as of the date first above written.

THE COMPANY: MEDBOX, INC. By /s/ Guy Marsala Its: Chief Executive Officer THE VM GROUP:
PVM INTERNATIONAL, INC. By /s/ P. Vincent Mehdizadeh Its: CEO
VINCENT CHASE, INC.

By /s/ P. Vincent Mehdizadeh
Its: CEO

/s/ P. Vincent Mehdizadeh
P. Vincent Mehdizadeh

THE SLLM GROUP:

/s/ Guy Marsala
Guy Marsala

/s/ Ned L. Siegel
Ned L. Siegel

/s/ Mitch Lowe
Mitch Lowe

/s/ Jennifer Love
Jennifer Love

Exhibit 99.1

Majority Stockholder Withdraws and Cancels Written Consent Attempting to Remove Board

(Los Angeles, CA, January 26, 2015) – Medbox, Inc. (OTCQB:MDBX) (www.medbox.com), a leading dispensary infrastructure/licensing specialist, patented technology provider, and partner to the cannabis industry, announced today that a group of stockholders attempting to appoint successor directors has withdrawn and cancelled its proposed stockholder consent and entered into a Voting Agreement with the Company to refrain from attempting to remove any current members of the Board for a period of twelve months.

As part of the agreement, the Company has dismissed with prejudice a complaint filed in Los Angeles Superior Court against the stockholder group challenging the effectiveness of the written consent action. In addition, one or more members of the Board of Medbox will periodically discuss with P. Vincent Mehdizadeh, the Company’s largest stockholder, matters of interest or concern to him during the term of the Voting Agreement.

The agreement further contemplates that, Mr. Mehdizadeh and his affiliated stockholders may on or before January 25, 2015, present a term sheet to the Company from an accredited investor to invest in not less than $1,000,000 in restricted common stock of the Company on terms as reasonably agreed to by the Board (the “Private Placement”). In addition, either as part of the closing of the Private Placement or otherwise at the request of Mr. Mehdizadeh, Mr. Mehdizadeh shall have the right to appoint a person nominated by Mr. Mehdizadeh and reasonably acceptable to the Board as the fifth director of the Company.

Mr. Guy Marsala, Medbox CEO, commented, “Medbox is a strong company, and the continuity of its independent board helps strengthen it even more. Having the support of our majority stockholder will further help the Board maintain focus as Medbox works toward implementation of its strategic initiatives and achievement of financial milestones.”

About Medbox, Inc.

Medbox, Inc. (“MDBX” or the “Company”) is the leading dispensary infrastructure and licensing specialist, patented technology provider, and partner to the cannabis industry. Headquartered in Los Angeles, CA, Medbox, through its wholly owned subsidiary, Medicine Dispensing Systems, offers its patented systems, software and consulting services to pharmacies, alternative medicine dispensaries and local governments in the U.S. In addition, through its wholly owned subsidiary, Vaporfection International, Inc. (www.vaporfection.com), the company offers an industry award winning medical line of vaporizer products. Medbox, through its newly established subsidiaries, is also developing ancillary services tailored to the alternative medicine industry, including real estate acquisitions and subsequent lease programs to alternative medicine dispensaries and cultivation centers, and alternative medicine dispensary and cultivation management services.

Forward-Looking Statements

The statements in this press release constitute forward-looking statements within the meaning of federal securities laws. Such statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, such forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Potential risks and uncertainties include, but are not limited to, technical advances in the industry as well as political and economic conditions present within the industry. We do not take any obligation to update any forward-looking statement to reflect events or developments after a forward looking statement was made.

Contact Information

Investor Relations:
Stephen Hart
Hayden IR
917-658-7878
hart@haydenir.com

Medbox:
For more information on Medbox, please call (800) 762-1452.